September 29, 2015

Dear Name of Addressee:

On behalf of Avalanche International, Corp. (AVLP), its Board of Directors and myself, thank you for being a shareholder. My desire today is to help you become more familiar with the Company, where we are now, our goals and our vision. To accomplish this, I believe it is advantageous for you to become more familiar with my background.

I am a seasoned business professional and entrepreneur that has spent more than twenty years identifying value in various financial markets including equities, fixed income, commodities, and real estate. I have been a financial services consultant advising both public and privately held businesses for the past 7 years. Prior I have been a registered representative at Strome Securities, LP, from July 1998 until December 2005, focused on portfolio management for clients and worked on several activism campaigns including Taco Cabana, Jack In The Box (formerly Foodmaker), and 21st Century Holdings Co. I was elected to the Board of Directors of Franklin Capital (AMEX:FKL) in July 2004 and led the company to liquidate its assets and purchase Surgicount Medical, Inc. which was completed in February 2005. I became its Chairman and Chief Executive Officer in October 2004 serving until January 2006, and again from July 2006 to January 2007. In April 2005, Franklin changed its name to Patient Safety Technologies, Inc. (AMEX:PSTX, "PST”). PST’s wholly-owned operating subsidiary, SurgiCount Medical, Inc., is the company that developed the Safety-Sponge® System; a bar coding technology for inventory control that aims to detect and prevent the incidence of foreign objects left in the body after surgery. With my leadership, PST ultimately signed a distribution deal with Cardinal Health in November 2006. Stryker Corporation (NYSE:SYK) acquired PST in March 2014 in a deal valued at approximately one hundred twenty million dollars ($120,000,000) which many of my clients were able to benefit from.

It is with that sense of vision I have laid out the Company's effort to leverage the vast corporate integration and management talents of our President and CEO along with my Wall Street experience to pursue the $3.5 billion Vape marketplace through our wholly owned subsidiary. It is our corporate view that Vape is a healthier alternative to tobacco smoking and can assist in smoking cessation. Although controversial still in the U.S. and overseas, Vaping over the past 7 years has proven to continue to grow exponentially with the major tobacco companies having entered the space as of the close of this past year. Smith and Ramsay Brands (SRB) is a manufacturer and distributor of flavored liquids for electronic vaporizers and eCigarettes and distributor of vape devices and accessories. Over time, AVLP has been able to measure the potential of the Vape marketplace, affirming the observations of Wells Fargo Securities, which has projected the industry to grow to over $10B by 2017. The domestic U.S. market is estimated to have over 41M tobacco smokers, with as many as 60% of that population seeking a solution to reduce or eliminate their tobacco-oriented consumption. Recently it was announced through a federally government sponsored survey that as many as 8.9M people currently Vape. Working with our retailers, we have seen our sales escalate quarter over quarter and our ability to disrupt a still developing industry with tremendous audience growth over the next ten plus years.

Always looking to maximize shareholder value, the Company a couple of months ago announced the purchase of JS Technologies, Inc., the 18-year old U.S. manufacturer of Suhr Guitar, the high-end musical instruments and electronics (http://www.suhr.com), based in Lake Elsinore, California. With annual revenues of over $10 million, Suhr has great growth opportunities domestically and worldwide, driven by over 175 dealers in 49 countries and phenomenal brand loyalty and consumer popularity. Suhr is famed for its product craftsmanship, exotic fine woods and unique designs that provide each customer a very personalized experience, including legendary musicians Carlos Santana, Melissa Etheridge, Gavin Rossdale of Bush and Peter Frampton. Although this purchase will be dependent upon our obtaining additional financing and there is no assurance that it will be completed, this transaction, if closed, will greatly increase shareholder value and be another step forward in our overall goal of becoming ready to transition to the NASDAQ by the close of summer 2016.

It is only through the support of our shareholders that we will be able to pursue all of our plans and goals over the next five to fifteen years and look for you to develop your investment in the company with a long-term strategy to appreciate both market value and share price. Our goal of transitioning to the NASDAQ requires the Company to expand its shareholder base to over 300 and we seek your support to achieve this goal. As I continue to tell all of my family, friends and new investors about AVLP and why I believe the Company is a good investment opportunity, I invite and encourage you to tell your family and friends about AVLP if you too agree that the Company may be a good opportunity as well.

Although our legal structure is corporate, our spirit is one of partnership with our shareholders and is why I will leave with you at the end of this letter my phone number and email, so you may readily be able to communicate with me as I desire you to consider AVLP your company as I do consider it for me and my family our company as well.

Milton C. Ault, III

Chairman of the Board of Directors

Avalanche International, Corp.

Milton@AvalancheInternationalCorp.com

(888) 863-9490

5940 S. Rainbow Blvd., Las Vegas, NV 89118